CONTRACT SALE AGREEMENT



                            DATED AS OF MAY ___, 1999


                                 BY AND BETWEEN



                        CONSUMER PORTFOLIO SERVICES, INC.


                                       AND


                             FAIRLANE CREDIT, L.L.C.







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         CONTRACT SALE AGREEMENT ( the "Sale Agreement"), dated as of May __,
     1999 by and between CONSUMER PORTFOLIO SERVICES, INC. (the "Seller") a California Corporation, its successors and permitted assigns and FAIRLANE CREDIT LLC (the "Purchaser") a Delaware limited liability company, its successors and assigns.


                              W I T N E S S E T H:
                              - - - - - - - - - - -

         WHEREAS, the Seller purchases from Dealers certain retail installment sales contracts secured by new and used automobiles and light-duty trucks ("Contracts");



         WHEREAS, the Seller desires to purchase Contracts in accordance with terms of the Originator's Manual, as described in Exhibit A, for sale and assignment to the Purchaser;



         WHEREAS, the Seller intends to sell and the Purchaser intends to purchase, certain of such Contracts together with all of its rights thereunder, as described herein;



         NOW, THEREFORE, the parties agree as follows:


         SECTION 1.  DEFINITIONS.

         "Adverse Claim" means a claim of ownership or any lien, security interest, title retention, trust or other charge or encumbrance, either legal or in equity, or other type of preferential arrangement having the effect of a lien or security interest upon or with respect to the Sold Program Contracts or Purchased Assets other than in favor of the Purchaser with respect to this Sale Agreement.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Amount Financed" has the meaning ascribed thereto in the applicable Truth-in-Lending disclosure in the Program Contract given to the Obligor.

         "Automobiles" means new and used automobiles and light-duty trucks, the purchase of which the Obligors financed by the Program Contracts.

         "Business Day" means any day other than a Saturday or a Sunday, or another day on which banks in the State of Colorado are required, or authorized by law to close.

             "Buy Rate" means with respect to any Sold Program Contract the rate specified as such in Exhibit A in effect on the Closing Date.

         "Closing Date" means ________________, 1999.

         "Contract File" means those documents described in Exhibit C. Seller may modify the content of Exhibit C with prior written approval from Purchaser.

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         "Contract Rate" means with respect to any Sold Program Contract, the interest rate on such Sold Program Contract as disclosed as the Annual Percentage Rate.

         "Dealer" means a franchise automobile dealer, or its Affiliate, who has entered into a Dealer Agreement with the Seller with respect to, among other things, the origination of the Sold Program Contracts.

         "Dealer Agreement" means an agreement between the Seller and a Dealer setting forth the terms for the purchase of Contracts by the Seller.

         "Debt" means (a) indebtedness of the Seller for borrowed money, (b) obligations of the Seller evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of the Seller to pay the deferred purchase price of property or services, (d) obligations of the Seller as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (e) obligations secured by any lien or through the Seller, even though Seller has not assumed or become liable for the payment of such obligations, (f) obligations of the Seller under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to ensure a creditor against loss in respect of indebtedness or obligations of others of the kinds referred to in clause
     (a) through (e) above, and (g) liabilities in respect of unfunded vested benefits under plans covered by the ERISA, as amended, and regulations promulgated thereunder.

         "Eligible Program Contracts" means all Program Contracts which, in the sole judgment of the Purchaser, comply with the representations and warranties set forth in Section 5(b) of this Sale Agreement, including Program Contracts that, as of the Closing Date, have not been funded and the Obligor's first payment is not yet due or Obligor's first payment is included in the Contract File endorsed in favor of Purchaser.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

         "Event of Purchase Termination" has the meaning ascribed thereto in
     Section 9 of this Sale Agreement.

         "Fee Schedule" means the schedule agreed to between the Seller and the Purchaser in the form of Exhibit D hereto, which schedule the Seller and Purchaser may modify and which modification shall be effective with respect to Sold Program Contracts having Sale Dates ten (10) Business Days following the receipt of such acknowledged notice by the Seller of such modification.

         "Governmental Authority" means the United States of America, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions thereof or pertaining thereto.

         "Indemnified Amounts" means any and all amounts necessary to indemnify such Indemnified Party from and against any and all claims, losses and liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements and any court costs.

         "Indemnified Party" means the Purchaser or any employee, officer or agent thereof.

         "Obligor" means, with respect to any Program Contract, the Persons obligated to make payments in respect thereto.

         "Officer's Certificate" (Exhibit E) means, with respect to any Person, a certificate signed by the Chairman of the Board, Vice Chairman of the Board, the President, a Vice President, the Treasurer, the secretary, or any other duly authorized officer of such Person.

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         "Originator's Manual" shall mean the materials provided by Seller to
     Purchaser as Exhibit A setting forth, among other things, Dealer Agreements, Schedule A and its Exhibit A, rate participation, Buy Rate and Contract Rate schedule, and Approval Authority Summary for Eligible Program Contracts. Seller may modify the Originator's Manual with written approval to be given by Purchaser within ten (10) business days from the date of request.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, association, joint venture, Governmental Authority or any other entity of whatever nature.

         "Principal Balance" of a Program Contract means, on any date of determination, the Amount Financed reduced by that portion of all prior payments received by the Purchaser with respect to such Program Contract allocable to principal as reflected on the records maintained by the Purchaser.

         "Program Contracts" means Contracts originated by Seller pursuant to
     Section 2 hereof and in accordance with the Originator's Manual

         "Purchased Assets" means (a) with respect to each Sold Program Contract, all of the Seller's right, title and interest in and to (i) the Program Contract (including its interest in the proceeds of such Sold Program Contract), including all payments on or with respect to such Sold Program Contract after the Sale Date (ii) the security interests in the Automobiles granted to the Seller by the Dealer pursuant to the Sold Program Contract and to the Purchaser pursuant to this Sale Agreement,
     (iii) any proceeds with respect to the Sold Program Contract from recourse to the Dealer, if any, under the related Dealer Agreement, (iv) any documents in the Contract File for such Sold Program Contract, (v) the proceeds of any insurance policies maintained with respect to the Automobile and Sold Program Contract, (vi) all income and proceeds of the foregoing or relating thereto, and (vii) with respect to each Sold Program Contract, all of the Seller's rights against the Dealer as described in the Dealer Agreement .

         "Purchase Price" means with respect to any Eligible Program Contract the Amount Financed including rate participation minus any dealer discount or fee, as described in Exhibit A.

         "Repurchase Price" means with respect to any Sold Program Contract which the Seller is obligated to repurchase, an amount equal to the sum of
     (a) the outstanding Principal Balance of such Program Contract plus rate participation and fees paid to Seller by Purchaser, as set forth in Exhibit D, less any dealer discount or fee(b) any accrued but unpaid interest up to 180 days in respect thereof, and (c) any other amounts owing to Purchaser by Obligor under the Sold Program Contract for collection, repossession or other costs related to the enforcement of Purchaser's security interest in the Vehicle or collection under the account, minus (c) all payments received by the Purchaser but not applied as a reduction with respect to such Sold Program Contract.

         "Sale" means a sale of a Program Contract from the Seller to the Purchaser pursuant to this Sale Agreement.

         "Sale Agreement" means this Contract Sale Agreement including the Originator's Manual and any other exhibits to this Sale Agreement.

         "Sale Assignment" means, with respect to any Sold Program Contract, the assignment in the form of Exhibit F hereto.

         "Sale Date" means the date on which each Sold Program Contract is sold pursuant to this Sale Agreement.

         "Sales Finance Company License" means a current license issued to the Seller authorizing it to purchase and sell consumer Contracts in each state in which such license is required.

         "Securities" has the meaning ascribed thereto in Section 6(g).

         "Sold Program Contract" means a Program Contract sold by the Seller pursuant to Section 2 of this Sale Agreement.

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         "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Termination Date" has the meaning specified in Section 8.

         "UCC" means the Uniform Commercial Code as in effect in the state where the Program Contract is originated.

         SECTION 2. SALE OF PROGRAM CONTRACTS. (a) From time to time, Seller shall offer to sell to the Purchaser, subject to the terms and conditions of this Sale Agreement, Eligible Program Contracts from Dealers and the Purchaser agrees to purchase Eligible Program Contracts from the Seller subject to the terms and conditions hereof. During the term of this Agreement, the Seller shall sell, on the terms and conditions herein, to the Purchaser Eligible Program Contracts which meets the underwriting criteria set out in the Originator's Manual and Seller's credit scoring criteria, such criteria as mutually agreed upon between Seller and Purchaser. Seller shall begin offering Program Contracts commencing on the Closing Date and continuing at least every third Business Day thereafter.

         (b) In offering an Eligible Program Contract for sale to the Purchaser pursuant to this Section 2,, the Seller shall deliver to the Purchaser, on a Business Day (i) the Contract File, (ii) a copy of the consumer credit report, (iii) a fully executed Sale Assignment in respect of such Program Contracts, and (iv) a copy of the buy sheet evidencing the all amounts paid by Seller to Dealer. Each Sale from the Seller to the Purchaser shall be subject to the effectiveness of this Sale Agreement in accordance with the provisions of Section 4(a) hereof and the satisfaction of the conditions precedent specified in Section 4(b). Upon receipt of the complete Contract File and the duly executed Sale Assignment by the Purchaser and subject to the terms of this Sale Agreement, the Purchaser will pay the Purchase Price with respect to such Program Contracts within 48 hours following the receipt of each Contract File (or, if such day is not a Business Day by 5:00 p.m. California time on the second Business Day following the receipt of such Contract File). Notwithstanding the provision of this Section 2, Purchaser may decline to purchase a Program Contract if Purchaser determines that it has not received the entire Contract File with respect to such Program Contract.

         (c) The Purchaser shall pay the Seller the Purchase Price and the Fee, as described in Exhibit D hereunder, by electronic funds transfer and check, respectively, to an account designated by the Seller in writing from time to time, acceptable to the Purchaser. The Purchaser shall pay the Seller the Purchase Price with respect to each Sold Program Contract within the time period specified in Section 2 (b).

         (d) Following payment of the Purchase Price and execution of the Sale Assignment, the ownership of each Sold Program Contract specified in such Sale Assignment and the Purchased Assets shall be vested in the Purchaser, and the Seller shall not take any action inconsistent with such ownership and shall not claim any ownership interest in any such Sold Program Contract.

         (e) The Seller shall indicate in its records that ownership of each Sold Program Contract and the Purchased Assets is held by the Purchaser or its assignee. In addition, the Seller shall respond to any inquiries with respect to ownership of any Sold Program Contract by stating that it is no longer the owner of such Sold Program Contract and that ownership of such Sold Program Contract is held by Purchaser or its assignee. Seller agrees to hold in trust for Purchaser any cash payments received in connection with a Sold Program Contract and shall remit such funds by wire transfer or in the form received within twenty-four hours of their receipt to an account established by Purchaser.

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         (f) The Seller agrees that, from time to time, at its expense, it will promptly execute and deliver all further instruments, notices and documents, and take all further action, that may be necessary or appropriate, or that the Purchaser may reasonably request, in order to perfect, protect or more fully evidence the transfer of ownership of the Sold Program Contracts or to enable the Purchaser or its assignee to exercise or enforce any of its rights hereunder or under any Sale Assignment. Without limiting the generality of the forgoing, the Seller will promptly, upon the request of the Purchaser, execute and file or cause to be filed such financing or continuation statements, certificates of title or other title documentation in support of the lien of the Purchaser's assignee in the related Automobile, or amendments thereto or assignments thereof. The Seller hereby authorizes the Purchaser to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any of the Sold Program Contracts and proceeds thereof without the signature of the Seller. Seller also hereby constitutes Purchaser, its permitted successors and assigns, as Seller's true and lawful attorneys, with full power of substitution, in the name of Seller or otherwise, whether in relation to tangible or intangible property, to transfer all right title, title and interest in and to any Automobile, to execute and deliver any and all certificates, instruments and other documents necessary to effect such transfer of title, to endorse and collect any checks or other payments owed to Purchaser under the Sold Program Contract, to discharge any liens on Automobiles and to modify or change or request modification or change of, the loss payee or additional insured endorsement with respect to any insurance policy on an Automobile. Seller also grants Purchaser the right to use its name to collect from Dealers refundable insurance and warranty premiums included in the Amount Financed. Seller will provide Purchaser with its logo and any applicable trademarks for use on documents seeking collection of these amounts. Seller agrees that the foregoing powers are irrevocable notwithstanding any reason whatsoever, including without limitation Seller's dissolution, merger, consolidation or any other change in Seller. Seller will, at Purchaser's reasonable request, execute appropriate separate instruments evidencing the forgoing powers. Purchaser will indemnify and hold Seller harmless from any claims or liabilities arising from Purchaser's exercise of the powers granted in this Section. A copy of that Power of Attorney is attached hereto as Exhibit G.

         (g) Notwithstanding any other rights or remedies afforded to Purchaser under this Agreement, Purchaser may either terminate this Agreement pursuant to Section 9 or require that the parties renegotiate the Fee, if during any calendar month the aggregate random samples of Purchased Contracts during that calendar month indicate that less than 90% of the Purchased Contracts fail to meet the purchasing requirements in Section 2. Before Purchaser may exercise any rights under this subsection (g), Seller shall have the opportunity to cure the non-conforming Purchased Contracts during the next calendar month. If Purchaser elects to renegotiate the Fee, such reestablished Fee must be mutually agreed upon by the parties within 10 days of Seller's receipt of a notice from Purchaser indicating Purchaser's intent to renegotiate the Fee. If the parties fail to renegotiate the fee, then Purchaser may terminate this Agreement.

         SECTION 3. INTENDED CHARACTERIZATION; GRANT OF SECURITY INTEREST. It is the intention of the parties hereto that each transfer of Sold Program Contracts to be made hereunder shall constitute a purchase and sale and not a loan. In the event, however, that a court of competent jurisdiction were to hold that the transaction evidenced hereby constitutes a loan and not a purchase and sale, or a Governmental Authority determines that the Purchaser may not purchase or acquire Program Contracts, it is the intention of the parties hereto that this Sale Agreement shall constitute as security agreement under applicable law and that the Seller shall be deemed to have granted to the Purchaser as of the date hereof a first priority security interest in all of the Seller's right, title and interest in, to and under each Sold Program Contract, and all proceeds thereof.

         SECTION 4. CONDITIONS PRECEDENT TO EFFECTIVENESS OF SALE AGREEMENT AND TO EACH SALE. (a) The effectiveness of this Sale Agreement is subject to the conditions precedent that the Purchaser shall have satisfactorily completed its due diligence review of the Seller and its operations and that the Purchaser shall have received the following, in form and substance satisfactory to the Purchaser, within 30 days of the Closing Date. In the event Seller has not provided the following as set forth herein, an Event of Purchase Termination shall automatically occur.

         (i) the articles of incorporation of the Seller certified, as of a date no more than ten days prior to the Closing Date, by the Secretary of State of California.

         (ii) a good standing certificate, dated no later than March, 1999, from its jurisdiction of organization and each state in which the Seller is required to qualify to do business;

         (iii) a copy of each Sales Finance Company License;

         (iv) a certificate of the Secretary or Assistant Secretary of the Seller (on which certificate the Purchaser may conclusively rely until such time as it shall receive from the Seller a revised certificate meeting the requirements of the subsection) certifying as of the Closing Date: (A) the names and true signature of the officers authorized on its behalf to sign this Sale Agreement, (B) a copy of the Seller's articles of incorporation and bylaws, and (C) a copy of the resolutions of the board of directors of the Seller approving this Sale Agreement and the transactions contemplated thereby;

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         (v) an Officer's Certificate in the form of Exhibit E hereto;

         (vi) acknowledgment copies of proper financing statements (Form UCC-1), duly filed, in respect of Sold Program Contracts, naming the Seller as the debtor and the Purchaser as the secured party, or other, similar instruments or documents, as may be necessary or, in the opinion of the Purchaser, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Purchaser's ownership interests in all Sold Program Contracts in which an interest may be assigned hereunder;

         (vii) the favorable opinion of Seller's outside counsel satisfactory to the Purchaser in form and substance satisfactory to the Purchaser;

         (viii) such other approvals, consents, opinions, documents and instruments, as the Purchaser may reasonably request.

     Upon the receipt by the Purchaser of the items referred to in paragraphs
     (i) through (viii) of this section 4(a), the Purchaser shall notify the Seller in writing that the conditions precedent to the effectiveness of this Sale Agreement have been satisfied and that this Sale Agreement is effective as of the date and time specified in such notice.

         (b) Each Sale from the Seller to the Purchaser shall be subject to the further conditions precedent that on the related date of such Sale, the Seller shall have certified in the related Sale Assignment that, (except as specifically disclosed in such Sale Assignment or in writing) and specifically consented to by the Purchaser in its sole discretion (provided, that no such consent shall be given as to any of the Events of Purchase Termination described in subsections (c) and (h) of section 9):

         (i) the representations and warranties of the Seller set forth in
         Section 5 are true and correct on and as of such date, before and after giving effect to such Sale and to the application of the proceeds therefrom, as though made on and as of such date;

         (ii) no event has occurred, or would result from such sale or from the application of the proceeds therefrom, which constitutes an Event of Purchase Termination or would constitute an Event of Purchase Termination under Section 9 but for the requirement that notice be given or time elapse or both; and

         (iii) the Seller is in compliance with each of its covenants set forth herein;

         (iv) the Termination Date shall not have occurred;

         (v) each Program Contract submitted by the Seller for purchase is an Eligible Program Contract; and

         (vi) the Seller shall have taken such other actions, including delivery to the Purchaser of such approvals, consents, opinions, additional information with respect to the Seller, documents and instruments, as the Purchaser may reasonably request.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser, as of the date hereof and on each subsequent date on which a Sale is made, as follows:

         (a)  With respect to the Seller:

                  (i) the Seller is a corporation duly organized, validly existing and in good standing under the laws of California, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified and which failure to qualify could have a material adverse affect on Seller;

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                  (ii) the Seller has the power and authority to own and convey all of its properties and assets and to execute and deliver this Sale Agreement and to perform the transactions contemplated hereby;

                  (iii) the execution, delivery and performance by the Seller of this Sale Agreement and the transactions contemplated hereby,
                  (A) have been duly authorized by all necessary action on the part of the Seller, (B) do not contravene or cause the Seller to be in default under (1) the Seller's articles of incorporation and bylaws, (2) any contractual restriction with respect to any debt of the Seller or contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note, or other agreement or instrument binding on or affecting the Seller or its property or (3) any law, rule, regulation, order, writ, judgment, award, injunction or decree applicable to, binding on or affecting the Seller or its property, and (C) do not result in or require the creation of any Adverse Claim;

                  (iv) each of this Sale Agreement and each Sale Assignment executed on or prior to the Closing Date or the related Sale Date has each been duly executed and delivered on behalf of the Seller;

                  (v) no consent of, or other action by, and no notice to or filing with, any Governmental Authority or any other party, is required for the due execution, delivery and performance by the Seller of this Sale Agreement or for the perfection of or the exercise by the Purchaser of any of its rights or remedies thereunder, each of which has been obtained and complete copies of which have been provided to the Purchaser;

                  (vi) each Sale Agreement and each Sale Assignment delivered by the Seller is (or will be if not executed and delivered as of the date hereof) the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms;

                  (vii) there is no pending or threatened action, suit or proceeding, against or affecting the Seller, its Affiliates, its officers , or the property of the Seller, in any court or tribunal, or before any arbitrator of any kind or before or by any Governmental Authority (A) asserting the invalidity of this Sale Agreement, (B) seeking to prevent the sale and assignment of any Program Contract or the consummation of any of the transactions contemplated thereby, (C) seeking any determination or ruling that might materially and adversely affect (1) the performance by this Sale Agreement, (2) the validity or enforceability of this Sale Agreement, (3) any Program Contract or (4) the federal income tax attributes of the Sales.

                  (viii) no injunction, writ, restraining order or other order of any material nature adverse to the Seller or the conduct of its business or which is inconsistent with the due consummation of the transactions contemplated by this Sale Agreement has been issued by a Governmental Authority;

                  (ix) no defaulted Debt exists under any instrument or agreement evidencing, securing or providing for the issuance of Debt of the Seller;

                  (x) the principal place of business and chief executive office of the Seller are located at the address of the Seller set forth in the designated space beneath its signature line in this Sale Agreement and, there are now no, and during the past four months there have not been, any other locations where the Seller is located (as that term is used in the UCC in the state of such location) except that, with respect to such changes occurring after the date of this Sale Agreement, as shall have been specifically disclosed to the Purchaser in writing;

                  (xi) the legal name of the Seller is as set forth at the beginning of this Sale Agreement and the Seller has not changed its name in the last six years, and during such period, the Seller did not use, nor does the Seller now use any trade-names, fictitious names, assumed names or "doing business as" names except that, with respect to such changes occurring after the date of this Sale Agreement, as shall have been specifically disclosed to the Purchaser in writing;

                  (xii) the Seller is solvent and will not become insolvent after giving effect to the transactions contemplated by this Sale Agreement; the Seller is paying its debts as they mature; the Seller has not sold any Program Contract to the Purchaser with intent to hinder, delay or defraud any entity to which the Seller was, or became, after the date that such transfer was made, indebted; the Seller's sales of the Program Contract to the Purchaser have been and will be made for reasonably equivalent value and fair consideration; the Seller has not incurred debts beyond its ability to pay as they mature; and the Seller, after giving effect to the transactions contemplated by this Sale Agreement, will have an adequate amount of capital to conduct its business in the foreseeable future;

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                  (xiii) for federal income tax, reporting and accounting
                  purposes, the Seller will treat the sale of each Sold Program Contract sold pursuant to this Sale Agreement as a sale, or absolute assignment, of its full right, title and ownership interest in such Sold Program Contract to the Purchaser, and the Seller has not and will not account for or treat the transactions contemplated by this Sale Agreement in any other manner;

                   (xiv) the Seller has and maintains all permits, licenses,
                  authorizations, registrations, approvals and consents of Governmental Authorities (including, without limitation, Sales Finance Company Licenses, if any, necessary for (A) the activities and business of the Seller as currently conducted and as proposed to be conducted, (B) the ownership, use, operation and maintenance of its properties, facilities and assets and (C) the performance by the Seller of this Sale Agreement;

                  (xv) the Seller has filed on a timely basis all tax returns (federal, state, and local) required to be filed and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Seller;

                  (xvi) each pension plan or profit sharing plan to which the Seller is a party has been fully funded in accordance with the obligations of the Seller set forth in such plan;

                  (xvii) with respect to the Seller, there has occurred no event which has or is reasonably likely to have a material adverse effect on its ability to perform its obligations under this Sale Agreement;

                  (xviii) the consolidated balance sheets of the Seller and its consolidated Subsidiaries as of the date of its most recently completed fiscal year and the related statements of income and shareholders' equity of the Seller and its consolidated Subsidiaries for the fiscal year then ended, and commencing with the fiscal year ending December 31, 1999 certified by an independent certified public accountant together with all quarterly reports with respect to completed fiscal quarters occurring after such fiscal year until the date of this representation and warranty, copies of which have been furnished to the Purchaser, fairly present the consolidated financial condition, business and operations of the Seller and its consolidated Subsidiaries as at such date and the consolidated results of operations of the Seller and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since such date there has been no material adverse change in any such condition, business or operations;

                  (xix) the Seller has valid business reasons for selling its interests in the Sold Program Contracts rather than obtaining a loan with the Sold Program Contracts as collateral;

                  (xx) the Seller has not disclosed and will not disclose to any Dealer or Obligor under a Program Contract the existence of any insurance which has been or may be purchased by the Purchaser to protect its interests under the Program Contracts,

                   (xxi) all information heretofore or hereafter furnished with respect to the Seller to the Purchaser in connection with any transaction contemplated by this Sale Agreement is and will be true and complete in all material respects and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading.

         (b) with respect to each Program Contract sold pursuant to this Sale Agreement, Seller shall represent and warrant to Purchaser as follows on such Sale Date:

                  (i) Each Program Contract (1) arises from the sale of an Automobile and which delivery and acceptance has been fully performed by the Obligor and the Dealer party thereto, (2) arises from the normal course of the Dealer's business, (3) the Obligor of which is a natural person residing in any state, (4) the Obligor of which is not a government or a governmental subdivision or agency, (5) the Obligor of which is not a minor and has full power and capacity to enter into such Program Contract, (6) is denominated and payable in dollars in the United States, (7) is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor in accordance with its terms, (8) is not subject to any dispute, litigation, counterclaim or defense, or any offset, right of offset, and any exercisable right of rescission, (9) has an original term to maturity of not less than 24 nor more than 72 months, (10) provides for equal monthly payments which will cause the Program Contract to fully amortize during its term (11) has an Amount Financed that has been fully disbursed of not less than $5,000 or more than $30,000, (12) has an annual percentage rate of not less than the lesser of (A) rates as determined in the Originator's Manual, and (B) the maximum interest rate permissible by law with respect to such Program Contract, (13) together with the contract applicable thereto, does not contravene any requirements of law applicable thereto, (14) is a Program Contract with respect to which all required consents, approvals and authorizations have been obtained, (15) is a Program Contract secured by a purchase money security interest in the Automobile that has been recorded or applied for in the name of the Seller and assigned to the Purchaser which security interest is or is reasonably expected to be in full force and effect, in each case, subject to no prior or equal liens, claims or encumbrances, (16) was purchased by the Seller using and conforming to the Originator's Manual, (17) requires the Seller to be named as loss payee or beneficiary (as applicable) under an insurance policy with respect to the Automobile related to such Program Contract and entitles the Seller to the benefits of such insurance policy, (18) requires no additional action by the Seller before becoming a valid and binding obligation of the Obligor thereunder, enforceable against such Obligor in accordance with its terms, (19) relates to an Automobile with respect to which the Obligor made at least the minimum down payment as specified in the Originator's Manual and in the form and manner described in the Originator's Manual, including, but not limited to a down payment that is made with the Obligor's own cash money and which is not borrowed, deferred (except for deferred payments that are allowed by law and disclosed as deferred in the Contract) or obtained as a cash advance on a credit card or other open line of credit, and (20) complies in all respects with the requirements of the Originator's Manual .

                  (ii) Each Program Contract was originated by a Dealer that had all necessary licenses and permits to originate Program Contracts in the state where such Dealer was located, was fully and properly executed by the parties thereto, was purchased by the Seller from such Dealer under an existing Dealer Agreement with the Seller, was a Dealer and was validly assigned by the Dealer to the Seller.

                  (iii) Each Program Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for realization against the collateral security.

                  (iv) Each Program Contract was originated by a Dealer to an Obligor and was sold by the Dealer to the Seller without any fraud or material misrepresentation on the part of such Dealer or on the part of the Obligor.

                  (v) Such Program Contract complied at the time it was purchased by the Seller including the sale of any related physical damage, credit life and credit accident and death insurance, Gap or debt cancellation coverage, and any extended service contracts at the time it was originated or made, as of the date hereof in all material respects with all requirements of applicable federal, state and local laws and regulations thereunder, including usury laws, the federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Rees-Levering Act, and state adaptations of the National Consumer Act and of the Uniform Consumer credit Code, other consumer credit laws and equal credit opportunity and disclosure laws and other applicable legal requirements.

                  (vi) Such Program Contract has not been satisfied, subordinated or rescinded, nor has the related Automobile been released from the lien granted by such Program Contract, in whole or in part.

                  (vii) No provision of any Program Contract has been waived, altered, extended, revised or otherwise modified in any respect since its origination. No Program Contract has been modified as a result of the Soldier's and Sailor's Relief Act of 1940, as amended.

                  (viii) No right of rescission, setoff, counterclaim or defense has been asserted or threatened against the Seller with respect to such Program Contract.

                  (ix) The lien certificate for each Automobile either (i) shows the Purchaser or Seller or their nominee named as the original secured party under each Program Contract or (ii) has been applied for in the name of the Purchaser or Seller or their nominee. If the Program Contract was originated in a state in which a filing or recording is required of the secured party to perfect a security interest in motor vehicles, such filing or recording has been duly made to show the Purchaser or Seller or their nominee named as the original secured party under the related Program Contract. Immediately after the sale, transfer and assignment thereof to the Purchaser, each Program Contract will be secured by an enforceable and perfected security interest in the Automobile in favor of the Purchaser or Seller as secured party, which security interest is prior to all other liens and security interests in such Automobile (except, as to priority, for any lien for taxes, labor or materials affecting an Automobile that attach to the Automobile after the sale of the Program Contract) and which lien is not a preference under Section 544 of the United States Bankruptcy Code. For purposes of this section, Seller also represents and warrants that the lien, as applied for pursuant to the requirements herein, will be obtained in a timely manner such as not to adversely affect the interests of Purchaser in the Automobile.

                  (x) No liens or claims have been asserted or filed for taxes, work, labor or materials relating to the Automobile that are liens prior to, or equal or coordinate with, the security interest in the Automobile granted by any Program Contract, and the Obligor has good and marketable title to the Automobile subject to no liens other than the security interest under the Program Contract.

                  (xi) Upon sale hereunder, such Program Contract has not been sold, transferred, assigned, offered for purchase, or pledged by the Seller to any Person or Financial Institution other than the Purchaser; the Seller has good and marketable title to such Program Contract free and clear of all liens and rights of others claiming by or through the Purchaser (other than the rights of the Obligor to the Automobile thereunder) and, following the Sale Date, the Purchaser shall have good and marketable title to such Program Contract, free and clear of all liens and rights of others claiming by or through the Purchaser (other than the rights of the Obligor to the Automobile thereunder); and the transfer has been perfected under UCC for the applicable jurisdiction.

                  (xii) Such Program Contract has not been purchased by the Seller from a Dealer in, nor is subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Program Contract pursuant to the Sale Agreement is unlawful, void or voidable. No agreement has been entered into with any Obligor that prohibits, restricts or conditions the assignment of any portion of the Program Contracts.

                  (xiii) There is only one originally executed contract for each Program Contract.

                  (xiv) Such Program Contract constitutes "chattel paper" as defined in the UCC.

                  (xv) Such Program Contract has not been included in a "fleet sale" (i.e., a sale to a single Obligor of more than five vehicles).

                  ( xvi) all amounts due and payable by the Seller to the Dealer under the Dealer Agreement with respect to such Program Contracts have been paid and no Dealer has any rights in, or claims against, the Program Contracts.

                  (xvii) The Seller has indicated in its computer files that such Program Contract has been sold to the Purchaser.

                  (xviii) The Seller has taken such action as is necessary to obtain a first perfected security interest in favor of the Purchaser in such Program Contract, and the proceeds thereof.

                  (xix) The Seller has done nothing to convey any right to any Person that would result in such Person having a right to payments due under such Program Contract or otherwise to impair the rights of the Purchaser in any Program Contract or the proceeds thereof.

                  (xx) No Program Contract is assumable by another Person in a manner which would release the Obligor thereof from such obligor's obligations to the Purchaser with respect to such Program Contract.

                  (xxi) No selection procedures adverse to the Purchaser have been utilized in selecting such Program Contract from all other Program Contracts owned by the Seller.

                  (xxii) As of the Sale Date, no Obligor is subject to a current bankruptcy proceedings and the Program Contract is current with regard to payment and is not otherwise in default according to its terms and conditions.

                  (xxiii) Each Program Contract is a fully amortizing simple interest receivable which provides for level monthly payments which, if made when due, shall fully amortize the Amount Financed over the original term.

         (c) It is understood and agreed that the representations and warranties set forth in this Section 5, measured as of the dates made, shall survive the sale of the Sold Program Contract to the Purchaser and any assignment of the Sold Program Contract by the Purchaser to any subsequent assignee and shall continue so long as any Sold Program Contract shall remain outstanding with regard to payment thereunder and shall remain subject to any outstanding terms and conditions. The Seller acknowledges that the Purchaser may assign all of its right, title and interest in and to the Sold Program Contract and its right to exercise the remedies created by this Section 5 hereof to a subsequent assignee. The Seller agrees that, upon such assignment, any subsequent assignee may enforce directly, without joinder of the Purchaser, the repurchase obligations of the Seller set forth in Section 5(d) with respect to breaches of the representations and warranties set forth in section 5(a) and Section 5(b) hereof.

         (d) Upon discovery by the Seller, the Purchaser or any subsequent assignee of a breach of any of the representations and warranties in
     Section 5(a) or Section 5(b) hereof , the party discovering such breach shall give prompt written notice to the other parties. Thereafter, if requested by notice from the Purchaser or any subsequent assignee, the Seller shall immediately repurchase such Sold Program Contract by remitting the Repurchase Price in the manner specified in such notice. Any such repurchase shall be made without recourse against, or warranty, express or implied, of such party. Seller will not be under an obligation to repurchase a Sold Program Contract but will assist Purchaser in obtaining a Dealer repurchase where a Sold Program Contract involves fraud or a material misrepresentation that the Seller had no knowledge of provided Seller completed all required verification steps set forth in the Originator's Manual .

         (e) Upon such repurchase and the payment of the Repurchase Price, the Purchaser or any subsequent assignee shall execute and deliver an assignment and the Purchaser or any subsequent assignee shall assign to Seller, all of the Purchaser's or any subsequent assignee's right, title and interest in such repurchased Program Contract, without recourse, representation or warranty, except as to the absence of liens, charges or encumbrances created by or arising as a result of actions of the Purchaser or any subsequent assignee other than liens, charges or encumbrances created or arising out of this Sale Agreement. The Purchaser and any subsequent assignee agree that it will promptly execute and deliver and take all further action, that may be necessary or appropriate, or that the Seller may reasonably request, in order to perfect, protect or more fully evidence the transfer of ownership of such Program Contract to Seller pursuant to Section 5(d). It is understood and agreed that the obligation of the Seller to repurchase any Program Contract pursuant to Section 5(d) shall constitute the sole remedy for the breach of any representation or warranty under Section 5(b); provided, that the foregoing limitation shall not be construed to limit in any manner the Purchaser's rights to (i) declare the Termination Date to have occurred to the extent that such breach also constitutes, or contributes to the determination of, an Event of Purchase Termination, (ii) indemnification to the extent available under
     Section 10, or (iii) offset the amount of the Repurchase Price from the Purchase Price of any Sold Program Contracts.

         SECTION 6. ADDITIONAL COVENANTS OF THE SELLER. The Seller shall, unless the Purchaser shall otherwise consent in writing:

         (a) Comply in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Program Contracts;

         (b) Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization and all necessary Sales Finance Company Licenses;

         (c) Cause to be delivered to the Purchaser on, or within 30 days prior to, each anniversary of the date of this Agreement, (i) an Officer's Certificate of the Seller in the form of Exhibit E, dated the date of such delivery; (ii) a certificate in the form required by Section 4(a)(vii); and
     (iii) an opinion of counsel, in form and substance satisfactory to the Purchaser, reaffirming as of the date of its delivery the opinion of counsel with respect to the Seller and delivered to the Purchaser on the Closing Date pursuant to Section 4(a)(viii);

         (d) Furnish, or cause to be furnished, to the Purchaser, as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a copy of the consolidated financial statement of the Seller, its consolidated Subsidiaries, as of the end of such year beginning with the year ending December 31, 1999, and the related Consolidated statements of income and retained earnings, and of cash flow, of the Seller, and its consolidated Subsidiaries for such year, certified by a firm of independent certified public accountants;

         (e) Promptly after the occurrence thereof, notice of any pending or threatened action, suit or proceeding of a type described in Section 5(a)(vii);

         (f) As soon as possible and in any event within five days after the occurrence of an Event of Purchase Termination (including without limitation a material adverse change in the financial condition of the Seller as determined by the Purchaser) or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Purchase Termination, the statement of an officer of the Seller setting forth complete details of such Event of Purchase Termination or event and the action which the Seller has taken, is taking and proposes to take with respect thereto;

         (g) Promptly provide and verify the accuracy of any information concerning the Seller required for any offering document with respect to the sale of asset-backed securities backed by the Sold Program Contract (the "Securities"), which may include information relating to the Seller and its operations in connection with the origination of Program Contracts, and such information may be published in such offering documents and relied upon by the Purchaser and the assignee of the Purchaser;

         (h) Acquire, maintain, and provide to the Purchaser such information as the Purchaser may reasonably require (at least semi-annually) from time to time regarding any Dealer whose Automobile sales are financed or are to be financed by Program Contracts which are sold or to be sold hereunder and shall represent that such information is, to the best knowledge, information, and belief of the Seller, true and correct. To the extent Seller has the right, by agreement or otherwise, to inspect or audit the books and records of any Dealer, the Seller shall allow the Purchaser, at its expense, to exercise such right on the Seller's behalf;

         (i) Maintain, at its own expense, with responsible insurance companies such insurance on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses. No provision of this Section 6(i) requiring insurance shall relieve the Seller from its duties and obligations as set forth in this Sale Agreement. The Seller shall be deemed to have complied with this provision in whole or in applicable part if one of its Affiliates has such applicable policy or policies and, by the terms thereof, the coverage afforded thereunder extents to the Seller. The Seller shall, upon the request of the Purchaser, file with the Purchaser a list of the insurance then in effect, stating the names of the insurance companies, the amounts of the insurance, the dates of the expiration thereof, and the properties and risks covered thereby. Each policy required by this Section 6(i) shall not be canceled or modified in a materially adverse manner without ten days' prior written notice to the Purchaser; and

         (j) Promptly, deliver to the Purchaser, from time to time, such other information, documents, records or reports respecting the Program Contract or the condition or operations, financial or otherwise, of the Seller or any of its Subsidiaries, as the Purchaser may, from time to time, reasonably request (including, but not limited to, such information, document, records or reports which the Purchaser is requested or required by applicable law to provide to a third party -- including any Governmental Authority).

         (k) Upon receipt of seven days prior written notice, Seller shall permit Purchaser to audit Seller's operations at Seller's locations. Such audit shall be limited to a review of those items that relate to this Agreement. Such audit shall be during Seller's normal business hours. All of Purchaser's costs for such audit shall be borne by Purchaser. In lieu of an audit at the Seller's location, Purchaser may, from time to time, request that information, documents, or records required pursuant to such audit be sent to Purchaser.

         (l) Seller shall provide Purchaser with copies of all contracts, agreements or other forms that will be included in the Contract File or included in the Purchased Assets. Purchaser shall have the right to approve all such forms before its purchase of any Program Contracts under this Agreement.

         SECTION 7. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller as follows:

         (a) Purchaser is duly organized, validly existing and in good standing as a limited liability company under the laws of Delaware, with the power and authority to own its properties and to conduct its business.

         (b) Purchaser is duly qualified to do business, in good standing and possesses all of the necessary licenses and approvals in all jurisdictions where failure to do so would adversely affect its ability to perform its obligations under this Sale Agreement or the enforceability or collectibility of the Sold Program Contracts.

         (c) Purchaser has the power, authority and legal right to execute and deliver this Sale Agreement and to carry out its terms, and the execution, delivery and performance of this Sale Agreement has been duly authorized by Purchaser by all necessary corporate action.

         (d) this Sale Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         (e) the execution, delivery and performance of this Sale Agreement, the consummation of the transaction contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of or constitute (with or without notice or lapse of time) a default under the charter or bylaws of the Purchaser, or conflict with or breach any of the terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement, mortgage, deed of trust or other instrument to which Purchaser is a party or by which Purchaser is bound or to which any of its properties are subject, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, or constitute a violation of any law, order, rule or regulation applicable to Purchaser or its properties of any Governmental Authority having jurisdiction over Purchaser or any of its properties.

         (f) There are no proceedings, investigations pending, or, to Purchaser's knowledge, threatened, before any Governmental Authority having jurisdiction over Purchaser or any of their respective properties: (i) asserting the invalidity of this Sale Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Sale Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by Purchaser of its respective obligations under, or the validity or enforceability of, this Sale Agreement.

         SECTION 8. TERMINATION. This Sale Agreement will terminate on the earlier to occur of (such date, the "Termination Date") the following events:

         (a) The date of Event of Purchase Termination shall have been declared or automatically occurred in accordance with the provisions of Section 9; or

         (b) The first anniversary of the date hereof (it being understood that if neither party has notified the other before 45 days of said anniversary date of its intention to terminate then the term of this Sale Agreement will automatically be renewed for successive one-year terms, provided that Purchaser or Seller can terminate this Agreement without cause during the renewal period by providing 90 days prior written notice ).

         SECTION 9. EVENTS OF PURCHASE TERMINATION. If any of the following events (each an "Event of Purchase Termination") shall occur and be continuing:

     (a) The Seller shall materially fail to perform or observe any term, covenant or agreement contained in this Sale Agreement and such failure shall remain unremedied for thirty days after written notice thereof shall have been given by the Purchaser to the Seller; or

     (b) The Purchaser shall materially fail to perform or observe any term, covenant or agreement contained in this Sale Agreement and such failure shall remain unremedied for thirty days after written notice thereof shall have been given by the Seller to the Purchaser; or

         (c) A default shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of Debt of the Seller; or

         (d) The Seller shall generally not pay any of its respective Debts as such Debts become due, or the Seller shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or any of its Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a conservator, receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any of the actions sought in such proceeding (including, without limitation, the entry of and order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller shall take any corporate action to authorize any of the actions set forth in this subsection; or

         (e) Judgments or orders for the payment of money (other than such judgments or orders in respect of which adequate insurance is maintained for the payment thereof) in excess of $15,000 in the aggregate against the Seller shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days or more; or

         (f) There is a material breach of any of the representations and warranties of the Seller set forth in Section 5(a);

         (g) Any Governmental Authority (including the Internal Revenue Service or the Pension Benefit Guaranty Corporation) shall file notice of a lien with regard to the assets of the Seller other than a lien (i) limited by its terms to assets other than Program Contracts and (ii) not materially adversely affecting the financial condition of the Seller; or

         (h) A deterioration has taken place in the quality of the Sold Program Contracts (and Seller and Purchaser are unable to renegotiate the Fee Schedule within 10 days of Purchaser's notice of deterioration of the Sold Program Contracts) or in the collectibility thereof which the Purchaser, in its sole discretion, determines to be material; or

         (i) This Sale Agreement shall for any reason cease to evidence the transfer to the Purchaser of the legal and equitable title to, and ownership of the Sold Program Contracts; or

         (j) any company providing insurance to the Purchaser in respect of the Sold Program Contracts determines that the Sold Program Contracts originated by the Seller are, as a general matter, ineligible for insurance coverage; or the rating agency rating the Securities determines that inclusion of Sold Program Contracts originated by the Seller in the applicable trust will result in a review with negative implications, suspension, downgrade, withdrawal or other impairment of the rating assigned to such Securities.

         (k) Seller does not offer at least 500 Eligible Program Contracts per month beginning three (3) months after the Closing Date.

         (l) In the event that any of the Events of Purchase Termination described above (except for subsections (d) or (i)) herein shall have occurred, the Purchaser shall have provided the Seller (or the Seller shall have provided the Purchaser) with a written notice of its intent to terminate this Sale Agreement and 30 Business Days shall have lapsed since such notice; then and in any such event, the Purchaser (or the Seller) may, by notice to the Seller (or the Purchaser) declare an Event of Purchase Termination to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller (or the Purchaser). In the event that any of the Events of Purchase Termination described in subsections (d) or (i) herein shall have occurred, an Event of Purchase Termination shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller and the Purchaser. Upon any such declaration or automatic occurrence, the Purchaser shall have, in addition to all other rights and remedies under this Sale Agreement, all other rights and remedies provided under the UCC and other applicable law, which rights shall be cumulative.

         SECTION 10. INDEMNIFICATION. Without limiting any other rights that an Indemnified Party may have hereunder or under applicable law, the Seller hereby agrees to pay on demand to each Indemnified Party Indemnified Amounts which may be imposed on, incurred by or asserted against an Indemnified Party in any way arising out of or resulting from this Sale Agreement including without limitation:

         (a) use by the Seller of proceeds of any Sale or in respect of any Sold Program Contract;

         (b) reliance on any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Sale Agreement;

         (c) the failure by the Seller to comply with any term, provision or covenant contained in this Sale Agreement, or any agreement executed in connection with this Sale Agreement; or

         (d) the failure to vest and maintain vested in the Purchaser, or to transfer to the Purchaser, legal and equitable title to and ownership of the Program Contracts which are, or are purported to be, Sold Program Contracts, together with all proceeds in respect thereof, free and clear of any Adverse Claim (except as permitted hereunder) whether existing at the time of the proposed sale of such Program Contract or at any time thereafter and without limitation to the remedies set forth in Section 5; excluding, however, (a) recourse for any uncollectible Sold Program Contract (provided that the foregoing shall not be deemed to limit the Purchaser's rights under Sections 5(d) and 9(c )), and (b) Indemnified Amounts to the extent resulting from the negligence or willful misconduct on the part of such Indemnified Party. The Seller acknowledges that the Purchaser may assign its rights of indemnity granted hereunder to an assignee and upon such assignment, such assignee shall have all rights of the Purchaser hereunder and may in turn assign such rights. The Seller agrees that, upon such assignment, such assignee may enforce directly, without joinder of the Purchaser, the indemnities set forth in this Section.

         (e) any actions by Seller that result in a loss by or claim against Purchaser arising out of Seller's performance under this Agreement, provided this indemnification shall not cover loss or claims that are the result of any actions by Purchaser.

         SECTION 11. CONFIDENTIALITY; NONCOMPETITION. Except to the extent otherwise required by applicable law or unless the Purchaser shall otherwise consent in writing, the Seller (including directors, officers, employees, and counsel) agrees to keep confidential the existence of this Agreement and to maintain the confidentiality of the original or any copy of all or any part of this Sale Agreement (and all drafts hereof and documents ancillary hereto including any letters of intent) and all proprietary information relating to Purchaser's business, including but not limited to, credit underwriting criteria, products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or inventions and research programs, trade know-how, trade secrets, specific software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation, and other business and financial affairs of Purchaser in its communications with third parties and otherwise and agrees not to disclose, deliver or otherwise make available such materials to any third party (other than its directors, officers, employees, accountants or counsel).

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         SECTION 12. NO PROCEEDINGS. The Seller hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, against the Purchaser any proceeding of the type referred to in Section 9(dc) so long as there shall not have elapsed one year plus one day since the latest maturing Securities issued by the Purchaser have been paid in full in cash it being understood that such provision in no way limits the Seller's rights and remedies pursuant to this Sale Agreement.

         SECTION 13. NOTICES, ETC. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecommunicated, or delivered as to each party hereto, at its address set forth under its name on the signature page hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed.

         SECTION 14. NO WAIVER; REMEDIES. No failure on the part of the Seller or the Purchaser to exercise, and no delay in exercising, any right hereunder or under any Sale Assignment shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right, The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

         SECTION 15. BINDING EFFECT; ASSIGNABILITY. This Sale Agreement shall be binding upon and inure to the benefit of the Seller and the Purchaser, and their respective successors and permitted assigns. The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Purchaser. The Purchaser may, assign all of its rights hereunder to one or more Persons. This Sale Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Section 5 and the indemnification and payment provisions of Section 10 shall be continuing and shall survive any termination of this Sale Agreement.

         SECTION 16. AMENDMENTS; CONSENTS AND WAIVERS; ENTIRE AGREEMENT. No modification, amendment or waiver of, or with respect to, any provision of this Sale Agreement, and all other agreements, instruments and documents delivered hereto, nor consent to any departure by the Seller from any of the terms or conditions hereof shall be effective unless it shall be in writing and signed by each of the parties hereto. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand by the Seller in any case shall, in itself, entitle it to any other consent or further notice or demand in similar or other circumstances. This Sale Agreement and the documents referred to herein embody the entire agreement of the Seller and the Purchaser with respect to the Sold Program Contracts and supersede all prior agreements and understandings relating to the subject hereof.

         SECTION 17. SEVERABILITY. In case any provision in or obligation under this Sale Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provision or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction.

         SECTION 18. MISCELLANEOUS.

                  Purchaser shall provide Seller data relating to the performance of all Sold Program Contracts. Such data will be of the type and level of detail considered necessary by the Seller, in its sole discretion, to allow Seller to perform static pool and other analyses on such Sold Program Contracts. It is understood that this condition becomes effective once the volume of Sold Program Contracts reaches a level where such analyses would be considered by the Seller to be meaningful. It is also understood that, once effective, this provision shall apply to all Sold Program Contracts since the date of this Sale Agreement and for the life of all such Sold Program Contracts.

         SECTION 19. GOVERNING LAW. THIS SALE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICT OF LAWS PROVISIONS) OF THE STATE OF COLORADO.

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         SECTION 20. EXECUTION IN COUNTERPARTS. This Sale Agreement may be
     executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

         IN WITNESS WHREOF, the parties have cause this Sale Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              CONSUMER PORTFOLIO SERVICES, INC.



                              By _________________________________
                                 Name:    Charles E. Bradley, Jr.
                                 Title:   President and CEO

                              Address: Consumer Portfolio Services, Inc. 16355 Laguna Canyon Road
                                          Irvine, California 92618

                              Attention: Charles E. Bradley, Jr. , President/CEO


                              With a copy to:
                                Dick Trotter, Senior Vice President Originations Telephone number: (800) 898-6814
                                Facsimile number: (800) 881-6950


                              FAIRLANE CREDIT LLC

                              By _________________________________
                                 Name:  Jerry L. Heimlicher
                                 Title:    President

                              Address:
                                       1755 Telstar Drive
                                       Suite 400
                                       Colorado Springs, CO  80920

                              Attention: Jerry L. Heimlicher

                              With a copy to:  Doug Hubler, Vice President,
                                                Marketing and Strategic Planning
                              Telephone number:  719-266-7564
                              Facsimile number:  719-266-7572